Exhibit 10.2

THIS SENIOR SECURED DEBENTURE (THIS “DEBENTURE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. THIS DEBENTURE (I) MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN LOAN OR OTHER FINANCING SECURED BY THIS DEBENTURE AND (II) MAY BE TRANSFERRED OR ASSIGNED TO AN AFFILIATE OF THE HOLDER HEREOF WITHOUT THE NECESSITY OF AN OPINION OF COUNSEL OR THE CONSENT OF THE ISSUER HEREOF.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT OR REDEMPTION HEREOF. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.

DIGITAL ANGEL CORPORATION

10.25% SENIOR SECURED DEBENTURE

$6,000,000.00
Issue Date: February 6, 2007

FOR VALUE RECEIVED, DIGITAL ANGEL CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to the order of IMPERIUM MASTER FUND, LTD., or its permitted successors or assigns (the “Holder”), the sum of SIX MILLION DOLLARS ($6,000,000.00) in same day funds, on or before the three (3) year anniversary of the Issue Date (the “Maturity Date”).

Except as specifically provided by the terms of Section 4 and the Monthly Payments contemplated in Section 2(a), the Company shall not have the right to prepay any principal of this Debenture.

The Company has issued this Debenture pursuant to a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), between the Company and the investors named therein. The Debentures issued by the Company pursuant to the Securities Purchase Agreement, including this Debenture, are collectively referred to herein as the “Debentures”. The Company’s obligations under the Debentures, including, without limitation, its obligation to make payments of principal and interest thereon, are guaranteed by the Company Subsidiaries of the Company and secured by the assets and properties of the Company and the Company Subsidiaries.

The following terms shall apply to this Debenture:

1.	DEFINITIONS.

“Change of Control” means the existence, occurrence, public announcement or entering into an agreement contemplating of any of the following: (a) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the equity or voting power of the Company is disposed of; (b) the effectuation of a transaction or series of transactions in which any of the equity or voting power of any Company Subsidiary is disposed to a Person other than the Company or another Company Subsidiary; (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the equity and voting power of the surviving entity; (d) the consolidation, merger or other business combination of any Company Subsidiary with or into any other entity other than the Company or another Company Subsidiary; or (e) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors of the Company; provided, however, that a Change of Control shall not be deemed to have occurred if (i) the Company enters into a consolidation, merger, share exchange or other business combination with an Affiliate or Subsidiary of the Company and prior to effecting such business combination, the Company has obtained the written consent of the Holder for such business combination, (ii) the surviving entity of such transaction assumes all of the obligations of the Company under all of the Debentures and the other Transaction Documents, and (iii) after assuming all such obligations, such surviving entity is and would be solvent until such obligations are paid in full or otherwise discharged.

“Continuing Director” means, at any date, a member of the Company’s Board of Directors (i) who was a member of such board on the date of the Securities Purchase Agreement or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Default Interest Rate” means the lower of eighteen (18%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

“Equity Conditions” means each of the following:

(i)   the Registration Statement shall have been declared effective, not be the subject of any stop order, be available to the Holder, and cover the number of Registrable Securities (as defined in the Registration Rights Agreement) required by the Registration Rights Agreement;

(ii)  the Reserved Amount must be equal to or greater than the number of shares of Common Stock that the Company is required to reserve under the Securities Purchase Agreement;

(iii)  the Stock Option Shares shall have been listed on the Principal Market and trading in the Common Stock shall not have been suspended on the Principal Market;

(iv)     the shares of Common Stock that the Holder would beneficially own, after giving effect to the contemplated issuance of Company securities for which these Equity Conditions must be satisfied, shall not exceed the limitation set forth in Section 2(b)(iii) or Section 4.16 of the Securities Purchase Agreement;

(v)      an Event of Default, or an event that with the passage of time or giving of notice, or both, would constitute an Event of Default, has not occurred and is not continuing; and

(vi)     the Stockholder Amendment Approval Date shall have occurred.

“Event of Default” means the occurrence of any of the following events:

(i)        a Liquidation Event occurs or is publicly announced;

(ii)  the Company fails to make any payment of principal or interest on this Debenture as and when due, and such payment remains unpaid for two (2) Business Days following written notice thereof from the Holder;

(iii)     the Company or any Company Subsidiary breaches or provides notice of its intent to breach any financial covenant contained in Section 4.10(b) of the Securities Purchase Agreement; and such breach continues for a period of five (5) Business Days following written notice thereof from the Holder;

(iv)    other than a breach described in clauses (ii) or (iii) above, the Company or any Company Subsidiary breaches or provides notice of its intent to breach any material term or condition of this Debenture or any other Transaction Document (including, without limitation, an Exercise Default (as defined in the Warrants) and a Registration Default (as defined in the Registration Rights Agreement)); and such breach continues for a period of five (5) Business Days following written notice thereof from the Holder;

(v)  any representation or warranty made by the Company or any Company Subsidiary in this Debenture or any other Transaction Document was inaccurate or misleading in any material respect as of the date such representation or warranty was made; or

(vi)     a default occurs or is declared, or any amounts are accelerated, under or with respect to any instrument that evidences Debt of the Company or any Company Subsidiary in a principal amount exceeding $100,000.

“Interest” has the meaning set forth in Section 2(a)(i) of this Debenture.

“Issue Date” means February 6, 2007.

“Liquidation Event” means the (i) institution of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or any Company Subsidiary, or (ii) the dissolution or other winding up of the Company or any material Company Subsidiary, or (iii) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary.

“Mandatory Redemption,” “Mandatory Redemption Date” and “Mandatory Redemption Notice” have the respective meanings set forth in Section 3(a) of this Debenture.

“Mandatory Redemption Price” means an amount equal to the sum of (i) 110% of the outstanding principal amount of this Debenture on the date of determination, plus (ii) all accrued and unpaid Interest (including default interest (if any)) hereon, plus (iii) all other amounts due hereunder.

“Maturity Date” has the meaning set forth in the preamble of this Debenture.

“Monthly Payment” has the meaning set forth in Section 2(a)(ii) of this Debenture.

“Monthly Payment Date” means the first Business Day of each calendar month.

“Prepayment” has the meaning set forth in Section 4(a) of this Debenture.

“Prepayment Amount” means an amount equal to the sum of (A) 102% of the outstanding principal amount of this Debenture on the date of determination plus (B) all accrued and unpaid Interest (including default interest (if any)) hereon, plus (C) all other amounts due hereunder.

“Prepayment Date” and “Prepayment Notice” have the respective meanings set forth in Section 4(a) of this Debenture.

“Stock Option” has the meaning set forth in Section 2(b) of this Debenture

“Stock Option Month” means, with respect to a Monthly Payment for which the Stock Option is being exercised, the calendar month for which such Monthly Payment is being made. To illustrate, the Stock Option Month for the Monthly Payment due on June 1, 2007 is the month of May, 2007.

“Stock Option Notice” has the meaning set forth in Section 2(b)(i) of this Debenture.

“Stock Option Notice Date” means, with respect to a Monthly Payment for which the Stock Option is being exercised, the date that is thirteen (13) Trading Days prior to the last day of the Stock Option Month for which such Monthly Payment is being made. To illustrate, the Stock Option Notice Date for the Monthly Payment due on June 1, 2007 is May 14, 2007, which takes into account that May 28, 2007 is a federal holiday and not a Trading Day.

“Stock Option Shares” has the meaning set forth in Section 2(b)(ii) of this Debenture.

“Trading Day” means a Business Day on which shares of Common Stock are purchased and sold on the Principal Market.

“VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company. If the VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Holders of a majority of the Registrable Securities then outstanding, and shall cause such investment banking firm to perform such determination and notify the Company and the Holders of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction during such period.

Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

All definitions contained in this Debenture are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Debenture as a whole and not to any particular provision of this Debenture.

2.	PAYMENT OF PRINCIPAL AND INTEREST.

(a)	Interest; Amortization.

(i)       Interest. This Debenture shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to 10.25%, computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid, as the case may be.

(ii)  Amortization. The Company shall, on June 1, 2007 and on each Monthly Payment Date thereafter, pay the Holder an amount (each such payment, a “Monthly Payment”) equal to the sum of (i) the lesser of (x) 3.333% of the original principal amount of this Debenture and (y) the then total remaining unpaid principal of this Debenture plus (ii) the accrued and unpaid Interest (including default interest (if any)) on this Debenture up to but not including the date of such payment. Notwithstanding the foregoing, the outstanding principal amount of this Debenture plus all accrued and unpaid Interest (including default interest (if any)) hereon, plus all other amounts due hereunder shall be paid in full on the Maturity Date.

(iii)     Payment in Cash. Except to the extent permitted under Section 2(b), all payments of principal and Interest (including default interest (if any)) on this Debenture shall be paid in cash by wire transfer of immediately available funds pursuant to the written wire instructions provided by the Holder to the Company.

(iv)     Default Interest. Any amount of principal or Interest that is not paid (whether in cash or stock) as and when due in accordance with this Debenture shall bear interest at the Default Interest Rate, compounded monthly, until paid.

(b)   Stock Option. Subject to the terms of this Section 2(b), including the satisfaction of all of the Equity Conditions as specified in Section 2(b)(iii), the Company may elect to pay all or any of the Monthly Payments in shares of Common Stock (the “Stock Option”).

(i)   Exercise Notice. In order to exercise the Stock Option for a Monthly Payment, the Company shall give the Holder written notice thereof (a “Stock Option Notice”) on or prior to the Stock Option Notice Date for such Monthly Payment. A Stock Option Notice, once delivered by the Company, shall be irrevocable, provided that if the applicable Equity Conditions are neither satisfied nor waived, then such Stock Option Notice shall be deemed cancelled, and the Company shall be required to make the applicable Monthly Payment in cash in accordance with Section 2(a)(iii). If the Company does not deliver a Stock Option Notice on or before the applicable Stock Option Notice Date, then the Company will be deemed to have elected to pay the applicable Monthly Payment in cash in accordance with Section 2(a)(iii). If the Company exercises the Stock Option for a Monthly Payment, such exercise must be made with respect to all of the Debentures.

(ii)  Stock Option Shares; Delivery; Pricing. The number of shares of Common Stock to be issued to the Holder in satisfaction of a Monthly Payment (the “Stock Option Shares”), and the delivery thereof to the Holder, shall be as follows: (i) on or prior to the 5th Trading Day prior to the Monthly Payment Date for such Monthly Payment (e.g., if the Monthly Payment Date is June 1, 2007, then on or prior to May 24, 2007), the Company shall deliver to the Holder a number of Stock Option Shares equal to the quotient of (x) 50% of such Monthly Payment divided by (y) 92% of the average of the daily VWAP for each of the five consecutive Trading Days occurring immediately prior to (but not including) such date, and (ii) on the Monthly Payment Date for such Monthly Payment, the Company shall deliver to the Holder a number of Stock Option Shares equal to the difference of (x) the quotient of (A) the amount of such Monthly Payment divided by (B) 92% of the average of the daily VWAP for each of the ten consecutive Trading Days occurring immediately prior to (but not including) such date minus (y) the number of Stock Option Shares previously delivered to the Holder pursuant to clause (i) of this sentence. If any fractional share would be issuable upon exercise of a Stock Option, such fractional share shall be disregarded and the number of shares issuable shall, in the aggregate, be equal to the nearest whole number of shares.

(iii)     Equity Conditions; Beneficial Ownership Limitation. All Stock Option Shares shall have been registered in accordance with the Registration Statement. The Company shall not be permitted to effect delivery of Stock Option Shares unless all of the Equity Conditions are satisfied in full on the date of such delivery and on each of the twenty (20) Trading Days immediately preceding such delivery date. If any of the Equity Conditions are not satisfied (or waived by the Holder) as of a delivery date or on any of the twenty (20) Trading Days preceding such delivery date (except, in the case of the Monthly Payment due June 1, 2007, it shall be any of the five (5) Trading Days (and not twenty Trading Days) preceding the first delivery date for such payment, and any of the ten (10) Trading Days (and not twenty Trading Days) preceding the second delivery date for such payment), the Company shall be required to pay the portion of the Monthly Payment represented by such Stock Option Shares in cash in accordance with Section 2(a)(iii). Notwithstanding the foregoing, the Company shall not be permitted to effect delivery of Stock Option Shares to the extent that, upon receipt of the shares of Common Stock deliverable thereby, the Holder would beneficially own more than 4.99% of the number of shares of Common Stock then outstanding (provided that such beneficial ownership limitation may be waived by the Holder in accordance with Section 4(c)). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act. If, as a result of the foregoing beneficial ownership limitation, the Company is prohibited from effecting delivery of Stock Option Shares, the Company shall be required to pay the portion of the Monthly Payment represented by such Stock Option Shares in cash in accordance with Section 2(a)(iii).

(iv)     DTC; Physical Certificates. The Company shall effect delivery of Stock Option Shares, as long as the Company’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), by crediting the account of the Holder or its nominee at DTC (as specified by the Holder) with the number of Stock Option Shares required to be delivered, no later than the close of business on the date on which such Stock Option Shares are due. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in writing, the Company shall effect delivery of Stock Option Shares by delivering to the Holder or its nominee physical certificates representing such Stock Option Shares, no later than the close of business on the date on which such Stock Option Shares are due. Stock Option Shares delivered to the Holder shall not contain any restrictive legend.

(v)     Failure to Deliver Stock Option Shares. In the event that the Company fails for any reason to deliver to the Holder the number of Stock Option Shares due to such Holder on or before the date on which such Stock Option Shares are due (a “Stock Option Default”), the Holder shall have the right to receive from the Company an amount equal to (i) (N/365) multiplied by (ii) the principal amount of, and any Interest and any other amounts accrued on, this Debenture represented by such Stock Option Shares multiplied by (iii) the Default Interest Rate, where “N” equals the number of days elapsed between the date on which such Stock Option Shares were due and the date on which such Stock Option Default has been cured. In the event that shares of Common Stock are purchased by or on behalf of the Holder in order to make delivery on a sale effected in anticipation of receiving Stock Option Shares, and there is a Stock Option Default with respect to such Stock Option Shares, the Holder shall have the right to receive from the Company, in addition to the foregoing amounts, (i) the aggregate amount paid by or on behalf of the Holder for such shares of Common Stock minus (ii) the aggregate amount of net proceeds, if any, received by the Holder from the sale of such Stock Option Shares after such shares are actually delivered to the Holder. Amounts payable under this Section 2(b)(v) shall be paid to the Holder in immediately available funds on or before the second (2nd) Business Day following written notice from the Holder to the Company. In addition to its rights under this Section 2(b)(v), the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

3.	EVENTS OF DEFAULT; MANDATORY REDEMPTION.

(a)   Mandatory Redemption. In the event that an Event of Default or a Change of Control occurs, the Holder shall have the right, upon written notice to the Company (a “Mandatory Redemption Notice”), to have all of the unpaid principal amount of this Debenture, plus all accrued and unpaid Interest (including default interest (if any), redeemed by the Company (a “Mandatory Redemption”) at the Mandatory Redemption Price in same day funds. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the “Mandatory Redemption Date”), which date must be at least two (2) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Company, and the amount of principal and interest (and other amounts, if any) to be redeemed. In order to effect a Mandatory Redemption hereunder, the Holder must deliver a Mandatory Redemption Notice no later than, in the case of an Event of Default, the close of business on the third (3rd) Business Day following the date on which an Event of Default is no longer continuing and, with respect to a Change of Control, the close of business on the third (3rd) Business Day following the date on which the Change of Control is completed.

(b)   Payment of Mandatory Redemption Price.

(i)       The Company shall pay the Mandatory Redemption Price to the Holder on the Mandatory Redemption Date. After the Company has paid the Mandatory Redemption Price to the Holder in cash, the Holder shall return this Debenture to the Company for cancellation.

(ii)  If the Company fails to pay the Mandatory Redemption Price to the Holder on or prior to the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Mandatory Redemption Date until the date on which the Mandatory Redemption Price has been paid in full.

4.	PREPAYMENT.

(a)   Prepayment. The Company may, at any time after the Issue Date, prepay all but not less than all, of the unpaid principal amount of this Debenture, plus all accrued and unpaid Interest, by delivering to the Holder the Prepayment Amount (“Prepayment”). In order to effect a Prepayment, the Company must deliver to the Holder written notice thereof (a “Prepayment Notice”), specifying the intended payment date of such Prepayment (the “Prepayment Date”), which date must be at least sixty (60) days following delivery of such Prepayment Notice to the Holder. A Prepayment Notice, once delivered, is irrevocable and may only be waived by the Holder in its sole discretion upon request. In the event that the Company effects a Prepayment with respect to this Debenture, it must contemporaneously effect a Prepayment of all but not less than all of the other Debentures.

(b)   Payment of Prepayment Amount.

(i)       The Company shall pay the Prepayment Amount to the Holder on the Prepayment Date. After the Company has paid the Prepayment Amount in full, the Holder shall return this Debenture to the Company for cancellation.

(ii)  If the Company fails to pay the Prepayment Amount to the Holder on the Prepayment Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Prepayment Date until the date on which Prepayment Amount and accrued and unpaid default interest thereon have been paid in full.

5.	MISCELLANEOUS.

(a)   Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Debenture when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.

(b)   Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Debenture shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Digital Angel Corporation
Suite 201
1690 South Congress
Delray Beach, Florida 33483
Attn:	Kevin McGrath
Tel:	(561) 276-0477
Fax:	(561) 805-8001

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.
Suite 3500
225 South 6th Street
Minneapolis, Minnesota 55402
Attn:	Philip T. Colton
Tel:	(612) 604-6729
Fax:	(612) 604-6929

and if to the Holder, to such address for the Holder as shall appear on the signature page of the Securities Purchase Agreement executed by the Holder, or as shall be designated by the Holder in writing to the other parties hereto in accordance this Section 5(b).

(c)   Amendments and Waivers. No amendment, modification or other change to, or waiver of any provision of, this Debenture or any other Debenture may be made unless such amendment, modification or change, or request for waiver, is (A) set forth in writing and is signed by the Company, (B) consented to in writing by the holders of at least sixty-six percent (66%) of the unpaid principal amount of the Debentures, and (C) applied to all of the Debentures. Upon the satisfaction of the conditions described in (A), (B) and (C) above, this Debenture shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof, even if the Holder did not consent to such amendment, modification, change or waiver. Notwithstanding the foregoing, the limitation on beneficial ownership set forth in Section 2(b)(iii) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that such limitation may be waived by the Holder upon sixty (60) days’ prior written notice to the Company, and such waiver shall be valid and shall not require the consent of the Company or any other holder of Common Stock or Debentures.

(d)   Transfer of Debenture. The Holder may sell, transfer or otherwise dispose of all or any part of this Debenture (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Debenture in the principal amount acquired by such transferee, and upon notice the Company shall, as promptly as practicable, issue and deliver to such transferee a new Debenture identical in all respects to this Debenture, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Debenture unless and until it receives written notice of the sale, transfer or disposition hereof.

(e)   Lost or Stolen Debenture. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver to the Holder a new Debenture identical in all respects to this Debenture.

(f)        Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g)   Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Debenture except as specifically required or permitted pursuant to the terms hereof.

(h)   Usury. This Debenture is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Debenture, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Debenture.

(i)            Cap Amount Limitation. Notwithstanding anything to the contrary in this Debenture, the aggregate number of shares of Common Stock that may be issued by the Company to the Holder pursuant to this Debenture shall be subject to the shareholder cap limitations set forth in Section 4.16 of the Securities Purchase Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its duly authorized officer on the date first above written.

DIGITAL ANGEL CORPORATION

By:	/s/ Kevin N. McGrath
Name: Kevin N. McGrath
Title: President and Chief Executive Officer